Exhibit 10.5

EXECUTION VERSION

SUBORDINATED CONVERTIBLE CREDIT AGREEMENT

dated as of

October 6, 2020

among

F45 TRAINING HOLDINGS INC.,

and

The Holders party hereto

SCHEDULES:

Commitment Schedule

Schedule 3.15 – Capitalization

Schedule 5.04 – Indebtedness

Schedule 5.05 – Liens

Schedule 5.06 – Affiliate Transactions

EXHIBITS:

Exhibit A – Form of Note

Exhibit B-1 – U.S. Tax Compliance Certificate (For Foreign Holders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit B-2 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Exhibit B-3 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit B-4 – U.S. Tax Compliance Certificate (For Foreign Holders That Are Partnerships For U.S. Federal Income Tax Purposes)

Exhibit C – Form of Compliance Certificate

THIS INSTRUMENT OR AGREEMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY AND ANY SECURITY INTERESTS OR OTHER LIENS SECURING SUCH OBLIGATIONS ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED AS OF OCTOBER 6, 2020, AMONG THE SUBORDINATED CREDITORS PARTY THERETO, THE LOAN PARTIES PARTY THERETO, AND JPMORGAN CHASE BANK, N.A., AS AGENT FOR THE SENIOR CREDITORS DESCRIBED THEREIN

SUBORDINATED CONVERTIBLE CREDIT AGREEMENT dated as of October 6, 2020 (as it may be amended or modified from time to time, this “Agreement”), among F45 TRAINING HOLDINGS INC., a Delaware corporation (the “Issuer”), and the Holders party hereto.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which Issuer or any Subsidiary (a) acquires any going concern business, line of business or division or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Holders at such time.

“Applicable Rate” means 8.28%.

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Attributable Debt” means, in respect of a sale-leaseback transaction, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Australian PPSA” means the Personal Property Securities Act 2009 (Cth) of Australia.

“Australian Tax Act” means the Income Tax Assessment Act 1936 (Cth) of Australia and the Income Tax Assessment Act 1997 (Cth) of Australia, as applicable.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, receiver-manager, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Required Holders, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Board” means the Board of Governors of the Federal Reserve System of the U.S.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or finance leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means (a) prior to a Qualified Public Offering or Minimum Public Float, (i) Permitted Investors shall cease to own at least 50.1% of the outstanding Equity Interests of the Issuer on a fully diluted basis, or (ii) the occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Issuer by Persons who were neither (x) directors of the Issuer on the date of this Agreement nor (y) nominated, ratified, appointed or approved by the board of directors of the Issuer; and (b) after a Qualified Public Offering or Minimum Public Float, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) (other than the Permitted Investors), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Issuer.

“Change in Law” means the occurrence after the Effective Date (or, with respect to any Holder, such later date on which such Holder becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or

(c) compliance by any Holder (or, for purposes of Section 2.15(b), by any lending office of such Holder or by such Holder’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Holder, the commitment of such Holder to purchase a Note, expressed as an amount representing the maximum principal amount of the Note to be made by such Holder on the Effective Date. The aggregate amount of the Holders’ Commitment on the Effective Date is $100,000,000.00. The initial amount of each Holder’s Commitment is set forth on the Commitment Schedule.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Common Stock” means the common stock of the Issuer, par value $0.0001.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; provided that in no event shall any natural person that serves as a director or manager of, or holds any office or other position in, any Person be deemed to Control such Person solely as a result of serving in such capacity or holding such office or other position. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Rate” means, for each $100 in Original Issue Price of Notes, an amount equal to (i) $100 divided by $100,000,000, multiplied by (ii) a number of shares of Common Stock, which, on a fully diluted basis after issuance, would be equal in value to 20% of the Equity Value of the Issuer.

“Conversion Shares” means fully paid and nonassessable shares of Common Stock or IPO Common Stock, as applicable, issuable hereunder upon conversion of the indebtedness evidenced by the Notes.

“Credit Exposure” means, as to any Holder at any time, an amount equal to the aggregate principal amount of its Notes outstanding at such time.

“Declining Holder” has the meaning assigned to such term in Section 2.11(c).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning assigned to such term in Section 2.13.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any other Equity Interest into which it is convertible or exchangeable) or otherwise (a) matures or is subject to mandatory redemption or repurchase (other than solely for Equity Interests that are not Disqualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the full and final payment and performance of the Obligations and the termination of the Commitments and any and all of the Holders’ obligations to extent credit or make final accommodations to Issuer hereunder or the terms thereof provide that any such Equity Interest need not be repurchased or redeemed unless such repurchase or redemption complies with Section 5.10); (b) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Equity Interest, at the option of the holder thereof; (c) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Equity Interests that are not Disqualified Equity Interests), in whole or in part, in each case on or before the date that is one hundred eighty (180) days after the latest maturity date of the Notes; or (d) provides for scheduled payments of dividends to be made in cash, provided that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors or officers of the Issuer or by any such plan to such employees, directors or officers, such Equity Interests shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s or officer’s termination, death or disability.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“dollars” or “$” refers to lawful money of the U.S.

“Earn-outs” means unsecured liabilities of Issuer arising under an agreement to make any deferred payment as a part of the purchase price of any Acquisition, including performance bonuses or consulting payments in any related services, employment or similar agreement, in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such Acquisition.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” any Person that would be a permitted assignee pursuant to Section 9.04(b)(i).

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“Equity Value” means the difference of (i) the enterprise value of the Issuer minus, (ii) all of its obligations and liabilities. For the avoidance of doubt, (x) any equity instrument shall be treated as equity and not a liability, regardless of accounting, rating agency or any other such treatment, and (y) any debt or other similar instrument convertible into equity shall be treated as equity and not a liability, regardless of whether or not any conditions to conversion have been met or the accounting treatment of such instrument.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Issuer, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Issuer or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Issuer or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Issuer or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of the Issuer or any ERISA Affiliate from any Plan or Multiemployer Plan; (g) the receipt by the Issuer or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Issuer or any ERISA Affiliate of any notice, concerning the imposition upon the Issuer or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or (h) or any event similar to the foregoing occurs or exists with respect to a Foreign Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Events of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Holder, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Holder, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Holder with respect to an applicable interest in a Note or Commitment pursuant to a law in effect on the date on which (i) such Holder acquires such interest in the Note or Commitment (other than pursuant to an assignment request by the Issuer under Section 2.19(b)) or (ii) such Holder changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Holder’s assignor immediately before such Holder acquired the applicable interest in a Note or Commitment or to such Holder immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any withholding Taxes imposed under FATCA and (e) any withholding Tax that: (i) to the extent that such deduction or withholding would not have arisen if the Recipient supplied its tax file number, Australian Business Number or details of a relevant exemption from the requirement to do so or (ii) a deduction which arises because the Commissioner of Taxation of Australia has given a notice under Section 260 5 of Schedule 1 of the Taxation Administration Act of 1953 (Cth) of Australia or Section 255 of the Australian Tax Act requiring the Issuer to deduce from any payment to be made under a Note Document.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average of quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it; provided further that, if any rate described in this definition shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement. “Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or chief operating officer of the Issuer.

“Financial Statements” has the meaning assigned to such term in Section 5.01.

“First Lien Credit Agreement” means the Credit Agreement dated as of September 18, 2019 (as amended by the First Amendment dated as of June 23, 2020) among the Issuer, the subsidiaries of the Issuer party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, together with its successors and assigns, the “First Lien Administrative Agent”).

“First Lien Obligations” means the “Secured Obligations” as defined under the First Lien Credit Agreement or any equivalent term defined in any Refinancing Indebtedness thereof.

“Foreign Holder” means (a) if the Issuer is a U.S. Person, a Holder that is not a U.S. Person, and (b) if the Issuer is not a U.S. Person, a Holder that is resident or organized under the laws of a jurisdiction other than that in which the Issuer is resident for Tax purposes.

“Franchise Law” means the FTC Franchise Rule and any other Requirement of Law regulating the offer and/or sale of franchises, business opportunities, seller-assisted marketing plans or similar relationships, including Relationship Laws.

“FTC Franchise Rule” shall mean 16 C.F.R. Part 436 et seq.

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., Australia, Canada, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee for all purposes of this Agreement shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness or primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Holders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Holder hereunder pursuant to Section 2.19 or an assignment pursuant to Section 9.04, other than any such Person that ceases to be a Holder hereunder.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable or accrued expenses incurred in the ordinary course of business which are not more than ninety (90) days past due or past the date such expenses began accruing), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Attributable Debt of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) Earn-outs to the extent reflected as a liability on the consolidated balance sheet of the Issuer and its Subsidiaries, (l) any other Off-Balance Sheet Liability, (m) net obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Swap Agreements, and (n) obligations in respect of Disqualified Equity Interests; provided that (i) trade payables payable in the ordinary course of business that are less than ninety (90) days past due, (ii) deferred revenue, (iii) taxes and other similar accrued expenses and (iv) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranties or other unperformed obligations of the seller of such asset, shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall not be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Issuer under any Note Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Institutional Accredited Investor” means an institution that is an “accredited investor” as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act, who is not also a QIB.

“Interest Payment Date” means September 30 and March 31 of each year and the Maturity Date.

“IRS” means the United States Internal Revenue Service.

“IPO Common Stock” has the meaning assigned to such term in Section 6.02.

“Issuer” means F45 Training Holdings Inc., a Delaware corporation.

“Last Reported Sale Price” of the shares of Common Stock on any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid and last ask prices or, if more than one in either case, the average of the average last bid and the average last ask prices) on such date as reported in composite transactions for the principal U.S. national securities exchange on which the shares of Common Stock are traded.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (including, without limitation, any “security interest” as defined in Sections 12(1) and 12(2) of the Australian PPSA), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Event” means (i) a Change in Control, (ii) the sale, lease or other disposition of all or substantially all the assets or property of the Issuer and its Subsidiaries, taken as a whole, in one transaction or event or a series of related transactions or events, (iii) a reclassification or recapitalization of the capital stock of the Issuer or any consolidation or merger involving the Issuer as a result of which all of the shares of Common Stock are converted into, or exchanged for, stock, other securities, other property or assets, or

(iv) the Issuer’s shareholders’ approval of any plan or proposal for the liquidation or dissolution of the Issuer (other than in a transaction or event or series of transactions or events specified in clauses (ii) or (iii)) or any involuntary dissolution, liquidation or winding-up of Issuer.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of Issuer and its Subsidiaries taken as a whole, (b) the ability of the Issuer to perform its obligations under the Note Documents, or (c) the rights of or benefits available to the Holders under any of the Note Documents.

“Maturity Date” means September 30, 2025.

“Minimum Public Float” means, on any date of determination, that: (a) for at least 20 Trading Days (whether or not consecutive) in the period of 30 consecutive Trading Days ending on the last Trading Day of such period, the aggregate market value of the outstanding Common Stock (or, if issued, the IPO Common Stock) issued to the public that are available for investors to trade (i.e., not held by persons that are affiliates of the Issuer (pursuant to Rule 144 under the Securities Act) or otherwise subject to a legal or contractual restriction on sale) (the “Public Shares”), is at least $150,000,000 (calculated by multiplying (x) the Last Reported Sale Price by (y) the number Public Shares outstanding on such date) and (b) the Common Stock is listed on a nationally recognized securities exchange in the United States.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Consenting Holder” has the meaning assigned to such term in Section 9.02(d).

“Note Documents” means, collectively, this Agreement, each Note issued pursuant to this Agreement, and each other agreement, instrument, document and certificate identified in Section 4.01 executed and delivered to, or in favor of, any Holder, and each other written agreement or certificate whether heretofore, now or hereafter executed by or on behalf of the Issuer, or any employee of the Issuer, and delivered to any Holder in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Note Document as the same may be in effect at any and all times such reference becomes operative.

“Notes” means the notes purchased by the Holders on the Effective Date pursuant to this Agreement, in substantially the form of Exhibit A. All references to the Notes shall include any PIK Interest added to the principal amount thereof.

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Notes, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Issuer to any of the Holders or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Note Documents or in respect of any of the Notes made or reimbursement or other obligations incurred.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Original Issue Price” means the original principal amount of the Notes at issuance, without giving effect to any PIK Interest thereon. The original principal amount of the Notes is $100,000,000.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Note Document or sold or assigned an interest in any Note, or any Note Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Paid in Full” or “Payment in Full” means, (a) the payment in full in cash of all outstanding Notes, together with accrued and unpaid interest thereon, (b) the payment in full in cash of the accrued and unpaid fees, (c) the payment in full in cash of all reimbursable expenses and other Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, and (d) the termination of all Commitments.

“Parent” means, with respect to any Holder, any Person as to which such Holder is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.03;

(b) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 5.03;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(l);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Issuer or any Subsidiary;

(g) a Lien under a PPS Lease (as defined in the Australian PPSA) under which Issuer or any Subsidiary is the lessee or bailee and which does not secure payment or performance of an obligation; and

(h) an interest that is a security interest by virtue only of the operation of section 12(3) of the Australian PPSA.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Investors” means Adam Gilchrist and MWIG LLC, a Delaware limited liability company.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Interest” has the meaning assigned to such term in Section 2.13(d).

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Issuer or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means the preferred stock of the Issuer, par value $0.0001 per share.

“Prepayment Date” has the meaning assigned to such term in Section 2.11(c).

“Prepayment Notice” has the meaning assigned to such term in Section 2.11(c).

“Prepayment Conditions” has the meaning assigned to such term in Section 2.11(c).

“Prepayment Premium” has the meaning assigned to such term in Section 2.11(a).

“Projections” has the meaning assigned to such term in Section 5.01(e).

“Purchase” has the meaning assigned to such term in Section 2.02.

“Purchase Request” means a request by the Issuer for a Purchase of Notes in accordance with Section 2.03.

“Qualified Institutional Buyer” or “QIB” means any Person that is a “qualified institutional buyer” within the meaning of Rule 144A.

“Qualified Public Offering” means the issuance by Issuer or any direct or indirect parent of Issuer of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) (i) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act that results in at least $150,000,000 of gross proceeds to Issuer (whether alone or in connection with a secondary public offering); and (ii) through the listing of such Equity Interests on a nationally recognized securities exchange in the United States.

“Recipient” means, as applicable, any Holder (as the context requires).

“Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), any Indebtedness that extends, renews or refinances such Original Indebtedness (or any Refinancing Indebtedness in respect thereof); provided that (a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness shall not exceed the principal amount (or accreted value, if applicable) of such Original Indebtedness except by an amount no greater than accrued and unpaid interest with respect to such Original Indebtedness and any reasonable fees, premium and expenses relating to such extension, renewal or refinancing; (b) the stated final maturity of such Refinancing Indebtedness shall not be earlier than that of such Original Indebtedness, and such stated final maturity shall not be subject to any conditions that could result in such stated final maturity occurring on a date that precedes the stated final maturity of such Original Indebtedness; (c) such Refinancing Indebtedness shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default or a change in control, fundamental change, or upon conversion or exchange in the case of convertible or exchangeable Indebtedness or as and to the extent such repayment, prepayment, redemption, repurchase or defeasance would have been required pursuant to the terms of such Original Indebtedness) prior to the earlier of (i) the maturity of such Original Indebtedness and (ii) the date that is 91 days after the Maturity Date; provided that, notwithstanding the foregoing, scheduled amortization payments (however denominated) of such Refinancing Indebtedness shall be permitted so long as the weighted average life to maturity of such Refinancing Indebtedness shall be longer than the shorter of (x) the weighted average life to maturity of such Original Indebtedness remaining as of the date of such extension, renewal or refinancing and (y) the weighted average life to maturity of Notes remaining as of the date of the Maturity Date; (d) such Refinancing Indebtedness shall not constitute an obligation (including pursuant to a Guarantee) of any Subsidiary, in each case that shall not have been (or, in the case of after-acquired Subsidiaries, shall not have been required to become pursuant to the terms of the Original Indebtedness) an obligor in respect of such Original Indebtedness, and shall not constitute an obligation of the Issuer if the Issuer shall not have been an obligor in respect of such Original Indebtedness, and, in each case, shall constitute an obligation of such Subsidiary or of the Issuer only to the extent of their obligations in respect of such Original Indebtedness; (e) if such Original Indebtedness shall have been subordinated to the Obligations, such Refinancing Indebtedness shall also be subordinated to the Obligations on terms not less favorable in any material respect to the Holders; and (f) such Refinancing Indebtedness shall not be secured by any Lien on any asset other than the assets that secured such Original Indebtedness (or would have been required to secure such Original Indebtedness pursuant to the terms thereof) or, in the event Liens securing such Original Indebtedness shall have been contractually subordinated to any Lien securing the Obligations, by any Lien that shall not have been contractually subordinated to at least the same extent.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Relationship Laws” all franchise termination, nonrenewal, unfair practices, and/or relationship laws, including those laws’ requirements with respect to the proper notice of default, time to cure, and the actual termination of any franchisee or business opportunity operator.

“Required Holders” means, at any applicable time, owning more than 50% of the aggregate principal amount of the Notes.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any federal, state, regional, local, municipal, or foreign statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including any Franchise Laws.

“Restricted Payment” means any (a) dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Issuer or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests and (b) any management, advisory, or similar fee paid to the direct or indirect owners of the Issuer.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or by the Government of Canada or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, the federal government of Australia or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or the federal government of Australia, or (c) the Government of Canada.

“SEC” means the Securities and Exchange Commission of the U.S.

“Second Lien Credit Agreement” means the Subordinated Credit Agreement dated as of October 6, 2020 among the Issuer, the subsidiaries of the Issuer party thereto, the lenders party thereto and Alter Domus (US) LLC, as administrative agent.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations under such act as in effect from time to time.

“Second Prepayment Notice” has the meaning assigned to such term in Section 2.11(c).

“Statement” has the meaning assigned to such term in Section 2.18(g).

“Subordination Agreement” shall mean the Subordination and Intercreditor Agreement dated as of the date hereof (and as amended from time to time), among the Holders, the Issuer and the First Lien Administrative Agent, or any replacement thereof.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any direct or indirect subsidiary of the Issuer.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Issuer or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Holder or any Affiliate of a Holder).

“Tax Beneficial Owner” means, with respect to any U.S. federal withholding Tax applicable to a Note, Commitment, or other Obligations, the beneficial owner of such Note, Commitment, or other Obligations, for U.S. federal income tax purposes, to whom such Tax relates.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading Day” means a day during which trading in the shares of Common Stock (or such other class of Equity Interests issuable hereunder upon conversion of the indebtedness evidenced by the Notes) generally occurs on the principal U.S. national securities exchange on which the shares of Common Stock (or such other class of Equity Interests issuable hereunder upon conversion of the indebtedness evidenced by the Notes) are listed for trading.

“Transactions” means the execution, delivery and performance by the Issuer of this Agreement and the other Note Documents, the Purchase of the Notes, and the other use of the proceeds thereof.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.22.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Valuation Expert” has the meaning assigned to it in Section 6.03(c)(ii).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02 [Reserved].

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word

“shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Issuer notifies the Holders that the Issuer requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Required Holders notify the Issuer that the Required Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any liabilities of the Issuer or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such indebtedness in a reduced or bifurcated manner as described therein, and such indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 [Reserved].

SECTION 1.06 [Reserved].

SECTION 1.07 [Reserved].

ARTICLE II

The Credits

SECTION 2.01 Purchases.

(a) Subject to the terms and conditions set forth herein, the Issuer will issue and sell to the Holders, and each Holder severally (and not jointly) agrees to purchase from the Issuer, on the Effective Date, a Note in a principal amount not to exceed such Holder’s Commitment. Amounts prepaid or repaid in respect of Notes may not be reborrowed.

SECTION 2.02 Note Purchase.

(a) The closing of the sale and purchase of the Notes hereunder (the “Purchase”) shall be made on the Effective Date by the Holders ratably in accordance with their respective Commitments. The failure of any Holder to purchase any Note required to be made by it shall not relieve any other Holder of its obligations hereunder; provided that the Commitments of the Holders are several and no Holder shall be responsible for any other Holder’s failure to purchase a Note as required.

(b) After the Effective Date, the principal amount of the Notes may be increased by PIK Interest in accordance with the terms hereof.

SECTION 2.03 [Reserved](i)

SECTION 2.04 [Reserved.]

SECTION 2.05 [Reserved.]

SECTION 2.06 [Reserved.]

SECTION 2.07 Funding of Purchase.

(a) Each Holder shall purchase each Note to be purchased by such Holder hereunder on the Effective Date solely by wire transfer of immediately available funds by 1:00 p.m., New York time, to the deposit account of the Issuer to which the proceeds of the Purchase shall be deposited in an amount equal to such Holder’s Commitment; provided that Notes shall be purchased as provided in Sections 2.01 and 2.02(a).

SECTION 2.08 [Reserved].

SECTION 2.09 Termination of Commitments.

(a) Unless previously terminated, the Commitments shall terminate at 5:00 p.m., New York time, on the Effective Date.

SECTION 2.10 Repayment and Amortization of Notes; Evidence of Debt.

(a) [Reserved].

(b) To the extent not previously paid, all unpaid Notes shall be paid in full in cash by the Issuer on the Maturity Date.

(c) Repayments of Notes shall be accompanied by accrued interest on the amounts repaid.

(d) Each Holder shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Issuer to such Holder resulting from each Note made by such Holder, including the amounts of principal and interest (including PIK Interest) payable and paid to such Holder from time to time hereunder.

(e) [Reserved]

(f) The entries made in the accounts maintained pursuant to paragraph (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Holder to maintain such accounts or any error therein shall not in any manner affect the obligation of the Issuer to repay the Notes in accordance with the terms of this Agreement.

SECTION 2.11 Prepayment of Notes.

(a) Optional. The Notes may not be prepaid by the Issuer prior to the fourth anniversary of the Effective Date. Thereafter, the Issuer shall have the right at any time to prepay the Notes in whole and not in part, subject to (i) prior notice in accordance with paragraph (c) of this Section, and (ii) payment of a prepayment premium (the “Prepayment Premium”) equal to 50% of the Original Issue Price of the Notes.

(b) Liquidity Event. Upon the occurrence of any Liquidity Event, the Issuer shall be required to repurchase the Notes at an amount in the aggregate in cash equal to the greater of (a) 20% of the Equity Value of the Issuer (on a fully diluted basis (for the avoidance of doubt, excluding any Equity Interests reserved for issuance under any employee incentive plan)) in the Liquidity Event and (b) 1.5 multiplied by the Original Issue Price of the Notes. Upon payment thereof, the Notes will be considered Paid In Full and cancelled. For the avoidance of doubt, the Prepayment Premium shall not be due in connection with a prepayment made pursuant to a Liquidity Event under this Section 2.11(b).

(c) Notice.

(i) The Issuer shall notify the Holders by telephone (confirmed in writing) or through Electronic System, if arrangements for doing so have been approved by the Holders in writing, of any prepayment under this Section 2.11 as soon as reasonably practicable and in any case not later than 11:00 a.m., New York time, five (5) Business Days before the date of prepayment. Each such notice (a “Prepayment Notice”) shall be irrevocable (subject to the proviso below and to the Prepayment Conditions set forth in Section 2.11(c)(ii) below) and shall specify (x) the prepayment date (the “Prepayment Date”); (y) the principal amount of the Notes to be prepaid and (z) in the case of a prepayment pursuant to Section 2.11(b), the Equity Value of the Issuer as of such date as determined in good faith by the board of directors of the Issuer.

(ii) Any Prepayment Notice may state that such prepayment is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, or the receipt of proceeds from the incurrence or issuance of indebtedness or Equity Interests or the effectiveness of other credit facilities) (the “Prepayment Conditions”), in which case such Prepayment Notice may be revoked by the Issuer (with notice to the Holders on or prior to the specified effective date) if such Prepayment Condition is not satisfied.

SECTION 2.12 [Reserved]

SECTION 2.13 Interest.

(a) The Notes shall bear interest at the Applicable Rate.

(b) [Reserved].

(c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Holders may, at their option, by notice to the Issuer (which notice may be revoked at the option of the Required Holders notwithstanding any provision of Section 9.02 requiring the consent of “each Holder affected thereby” for reductions in interest rates), declare that (i) all Notes shall bear interest at 2% plus the rate otherwise applicable to such Notes as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the Applicable Rate (the “Default Rate”).

(d) Accrued interest on each Note (accrued from the last Interest Payment Date to, but not including, the subsequent Interest Payment Date) shall be payable in arrears on each Interest Payment Date for such Note and shall be paid in kind by capitalization as additional principal and not in cash, and such capitalized interest (the “PIK Interest”) shall thenceforth be considered an amount of outstanding principal, for all purposes hereof (and shall bear interest in accordance with this Section 2.13); provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Note, accrued interest on the principal amount repaid or prepaid shall be payable in cash on the date of such repayment or prepayment.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(f) Notwithstanding the foregoing, if any principal of or interest on any Note or any fee or other amount payable by the Issuer hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to the Default Rate to the fullest extent permitted by applicable law.

SECTION 2.14 [Reserved].

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Holder; or

(ii) impose on any Holder any other condition, cost or expense (other than Taxes) affecting this Agreement or Notes purchased by such Holder; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Notes, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Holder or such other Recipient of agreeing to purchase or hold any Note (or of maintaining its obligation to purchase or hold any Note) or to increase the cost to such Holder or to reduce the amount of any sum received or receivable by such Holder or such other Recipient hereunder (whether of principal, interest or otherwise), then the Issuer will pay to such Holder or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Holder or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Holder determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Holder’s capital or on the capital of such Holder’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Notes purchased by such Holder to a level below that which such Holder or such Holder’s holding company could have achieved but for such Change in Law (taking into consideration such Holder’s policies and the policies of such Holder’s holding company with respect to capital adequacy and liquidity), then from time to time the Issuer will pay to such Holder such additional amount or amounts as will compensate such Holder or such Holder’s holding company for any such reduction suffered.

(c) A certificate of a Holder setting forth the amount or amounts necessary to compensate such Holder or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (together with reasonable supporting documentation relating to such amounts) shall be delivered to the Issuer and shall be conclusive absent manifest error. The Issuer shall pay such Holder , as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Holder to demand compensation pursuant to this Section shall not constitute a waiver of such Holder’s right to demand such compensation; provided that the Issuer shall not be required to compensate a Holder pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Holder notifies the Issuer of the Change in Law giving rise to such increased costs or reductions and of such Holder’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 [Reserved].

SECTION 2.17 Taxes.

(a) Withholding Taxes; Gross-Up; Payments Free of Taxes. Any and all payments by or on account of any obligation of the Issuer under any Note Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Issuer shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Issuer. The Issuer shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the applicable Holder, timely reimburse it for, Other Taxes.

(c) [Reserved].

(d) Indemnification by the Issuer. The Issuer shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder, shall be conclusive absent manifest error.

(e) [Reserved].

(f) Status of Holders.

(i) Any Holder that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Note Document shall deliver to the Issuer, at the time or times reasonably requested by the Issuer, such properly completed and executed documentation reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Holder, if reasonably requested by the Issuer, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Issuer as will enable the Issuer to determine whether or not such Holder is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Holder’s reasonable judgment such completion, execution or submission would subject such Holder to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Holder.

(ii) Without limiting the generality of the foregoing, in the event that the Issuer is a U.S. Person,

(A)

any Holder that is a U.S. Person shall deliver to the Issuer on or prior to the date on which such Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), an executed IRS Form W-9 certifying that such Holder is exempt from U.S. federal backup withholding tax;

(B)

any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), whichever of the following is applicable:

(1) in the case of a Foreign Holder claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Note Document, an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Note Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Holder claiming that its extension of credit will generate U.S. effectively connected income, an executed IRS Form W-8ECI;

(3) in the case of a Foreign Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit B-1 to the effect that such Foreign Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Holder is not the Tax Beneficial Owner, an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-2 or Exhibit B-3, IRS Form W-9, and/or other certification documents from each Tax Beneficial Owner, as applicable; provided that if the Foreign Holder is a partnership and one or more direct or indirect partners of such Foreign Holder are claiming the portfolio interest exemption, such Foreign Holder may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit B-4 on behalf of each such direct and indirect partner;

(C)

any Foreign Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Holder becomes a Holder under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer to determine the withholding or deduction required to be made; and

(D)

if a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Issuer at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Holder agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Issuer in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive any assignment of rights by, or the replacement of, a Holder, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Note Document (including the Payment in Full of the Obligations).

(i) Defined Terms. For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18 Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a) The Issuer shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or of amounts payable under Sections 2.15 or 2.17, or otherwise) prior to 3:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Required Holders, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Holders at their offices as identified in Section 9.01 or otherwise provided to the Issuer, except that payments pursuant to Sections 2.15, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) [Reserved].

(c) [Reserved].

(d) If, except as otherwise expressly provided herein, any Holder shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes resulting in such Holder receiving payment of a greater proportion of the aggregate amount of its Notes and accrued interest thereon than the proportion received by any other similarly situated Holder, then the Holder receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of other Holders to the extent necessary so that the benefit of all such payments shall be shared by all such Holders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Notes; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Holder as consideration for the assignment or sale of a participation in any of its Notes to any assignee or participant, other than to the Issuer or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of set-off and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

(e) [Reserved].

(f) [Reserved].

(g) The Holders may from time to time provide the Issuer with account statements or invoices with respect to any of the Obligations (the “Statements”). The Holders are under no duty or obligation to provide Statements, which, if provided, will be solely for the Issuer’s convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Obligations. If the Issuer pays the full amount indicated on a Statement on or before the due date indicated on such Statement, the Issuer shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Holders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Holders’ right to receive Payment in Full at another time.

SECTION 2.19 Mitigation Obligations; Replacement of Holders.

(a) If any Holder requests compensation under Section 2.15, or if the Issuer is required to pay any Indemnified Taxes or additional amounts to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 2.17, then such Holder shall use reasonable efforts to designate a different lending office for funding or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Holder, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Holder to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Holder. The Issuer hereby agrees to pay all reasonable costs and out-of-pocket expenses incurred by any Holder in connection with any such designation or assignment.

(b) If any Holder requests compensation under Section 2.15, or if the Issuer is required to pay any Indemnified Taxes or additional amounts to any Holder or any Governmental Authority for the account of any Holder pursuant to Section 2.17, then the Issuer may, at its sole expense and effort, upon notice to such Holder , require such Holder to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Note Documents to an assignee that shall assume such obligations (which assignee may be another Holder, if a Holder accepts such assignment); provided that (i) such Holder shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Issuer (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Holder shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Holder or otherwise, the circumstances entitling the Issuer to require such assignment and delegation cease to apply.

SECTION 2.20 [Reserved].

SECTION 2.21 Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), any Holder is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by such Holder in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by such Holder. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by any Holder in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

ARTICLE III

Representations and Warranties of Issuer

The Issuer represents and warrants to the Holders that (and where applicable, agrees):

SECTION 3.01 Organization; Powers. The Issuer and each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02 Authorization; Enforceability. The Transactions are within the Issuer’s organizational powers and have been duly authorized by all necessary organizational actions and, if required, actions by equity holders. Each Note Document to which the Issuer is a party has been duly executed and delivered by the Issuer and constitutes a legal, valid and binding obligation of the Issuer, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any Requirement of Law applicable to the Issuer or any Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Issuer or any Subsidiary or the assets of the Issuer or any Subsidiary, or give rise to a right thereunder to require any payment to be made by the Issuer or any Subsidiary, except to the extent such violation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of the Issuer or any Subsidiary.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Issuer has heretofore furnished to the Holders its internally prepared consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2019. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Issuer and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments all of which, when taken as a whole, would not be materially adverse.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2019; provided that it is agreed and understood that any event, circumstance or change arising out of COVID-19 or another global pandemic, in each case, shall not be considered a Material Adverse Effect for the purpose of Section 3.04(b).

SECTION 3.05 [Reserved].

SECTION 3.06 [Reserved].

SECTION 3.07 Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the Issuer and each Subsidiary is in compliance with (a) all Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default or Event of Default has occurred and is continuing.

SECTION 3.08 Investment Company Status. Neither the Issuer nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09 Taxes. The Issuer and each Subsidiary has (i) timely filed or caused to be filed all federal, state, provincial and territorial income Tax returns and all other material Tax returns and reports (or timely extensions therefor) required to have been filed and (ii) paid or caused to be paid all federal and state income Taxes and all other material federal, state and local Taxes required to have been paid by it, except in the case of the preceding clause (ii), where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Issuer or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes in an amount in excess of $500,000.

SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87 or subsequent recodification thereof, as applicable) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan. With respect to any Foreign Plan and except as could not reasonably be expected to result in a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; and (ii) to the extent required by applicable law, it has been registered as required and has been maintained in good standing with applicable regulatory authorities. The Issuer does not maintain, and is not obligated to contribute to, any defined benefit Foreign Plan.

SECTION 3.11 Disclosure.

(a) The Issuer has disclosed to the Holders all agreements, instruments and corporate or other restrictions to which the Issuer or any Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Issuer or any Subsidiary to any Holder in connection with the negotiation of this Agreement or any other Note Document (as modified or supplemented by other information so furnished), contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Issuer represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date (it being understood that such projections may vary from actual results and such variances may be material).

(b) As of the Effective Date, the information included in any Beneficial Ownership Certification provided on or prior to the Effective Date to any Holder in connection with this Agreement is true and correct in all respects.

SECTION 3.12 [Reserved].

SECTION 3.13 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Issuer and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise, taken as a whole; (ii) the present fair saleable value of the property of the Issuer and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, taken as a whole, as such debts and other liabilities become absolute and matured; (iii) the Issuer and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, taken as a whole; and (iv) the Issuer and its Subsidiaries will not have unreasonably small capital, taken as a whole, with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) The Issuer does not intend to and the Issuer does not believe that the Issuer and its Subsidiaries, taken as a whole, will, incur debts beyond their ability, taken as a whole, to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by the Issuer or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its indebtedness or the indebtedness of any such Subsidiary.

SECTION 3.14 [Reserved].

SECTION 3.15 Capitalization. As of the Effective Date, Schedule 3.15 sets forth a true and complete listing of each class of the Issuer’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable (to the extent such concepts are relevant with respect to such ownership interests), and owned beneficially and of record by the Persons identified on Schedule 3.15.

SECTION 3.16 [Reserved].

SECTION 3.17 Offering of Notes. Assuming the accuracy of each of the Holder’s representations and warranties in Article VIII, the sale of the Notes pursuant to this Agreement is exempt from the registration requirements of the Securities Act. No form of general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act) was used by the Issuer nor any agent acting on its behalf (other than you, as to whom the Issuer makes no representation) in connection with the offer and sale of the Notes. No securities similar to the Notes have been issued and sold by the Issuer that would be integrated with the offering of the Notes pursuant to the Securities Act, the rules and regulations thereunder or the interpretations thereof by the Securities and Exchange Commission.

SECTION 3.18 Federal Reserve Regulations. No part of the proceeds of any Note has been used or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Holders to purchase Notes hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Note Documents. The Holders shall have received (i) from the Issuer either (A) a counterpart of this Agreement signed on behalf of the Issuer or (B) written evidence satisfactory to the Holders (which may include fax or other electronic transmission of a signed signature page of this Agreement) that the Issuer has signed a counterpart of this Agreement and (ii) duly executed copies of the other Note Documents.

(b) Financial Statements and Projections. The Holders shall have received (i) internally prepared financial statements of the Issuer and its Subsidiaries for the fiscal year ended December 31, 2018, (ii) unaudited interim financial statements of the Issuer and its Subsidiaries for each fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, (iii) Projections through 2023, (iv) cash flow statements for fiscal years ending December 31, 2016 through December 31, 2018 of the Issuer and its Subsidiaries, and (v) the latest MMR report.

(c) Opinions of Counsel. Favorable written legal opinion of Gibson, Dunn & Crutcher LLP addressed to the Holders, and covering such customary matters relating to the Issuer, the Note Documents and the transactions contemplated therein as the Holders shall reasonably request.

(d) Secretary Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Holders shall have received (i) a certificate of the Issuer, dated the Effective Date and executed by its Director, Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors authorizing the execution, delivery and performance of the Note Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of the Issuer authorized to sign the Note Documents to which it is a party and, in the case of the Issuer, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of the Issuer certified by the relevant authority of the jurisdiction of organization of the Issuer and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents and (ii) a good standing certificate for the Issuer from its jurisdiction of incorporation certified by the relevant authority of the jurisdiction of incorporation of the Issuer.

(e) Closing Certificate. The Holders shall have received a certificate, signed by a Financial Officer of the Issuer, dated as of the Effective Date, after giving effect to the initial Notes and the other Transactions hereunder, (i) stating that no Default has occurred and is continuing and (ii) stating that the representations and warranties contained in the Note Documents are true and correct as of such date.

(f) Approvals. All governmental and third party approvals necessary in connection with the financing contemplated hereby and the other Transactions, if any, and the continuing operations of the Issuer and its Subsidiaries (including shareholder approvals, if any) shall have been obtained on terms satisfactory to the Required Holders and shall be in full force and effect.

(g) Fees. The Holders shall have received all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Notes made on the Effective Date and will be reflected in the funding instructions given by the Issuer to the Holders on or before the Effective Date.

(h) Amended and Restated Stockholders Agreement. The Holders shall have received a copy of the Amended and Restated Stockholders Agreement of the Issuer, duly executed by the Issuer.

(i) Amendment of JPM Credit Agreement. The Holders shall have received a duly executed copy of the Second Amendment to the First Lien Credit Agreement.

(j) [Reserved].

(k) Solvency. The Holders shall have received a solvency certificate signed by a Financial Officer dated the Effective Date in form and substance reasonably satisfactory to the Required Holders.

(l) USA PATRIOT Act, Etc. The Holders shall have received (i) all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including USA PATRIOT Act, and a properly completed and signed IRS Form W-8 or W-9, as applicable, for the Issuer and (ii) to the extent the Issuer qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Issuer at least five (5) days prior to the Effective Date, to the extent requested in writing of the Issuer at least ten (10) days prior to the Effective Date.

SECTION 4.02 [Reserved].

ARTICLE V

Covenants

Until all of the Obligations shall have been Paid in Full, the Issuer covenants and agrees with the Holders that:

SECTION 5.01 Financial Statements and Other Information. The Issuer will furnish to each Holder:

(a) within one hundred twenty (120) days after the end of each fiscal year of the Issuer, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte or another independent public accountant of recognized national standing reasonably acceptable to the Required Holders (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its consolidated Subsidiaries on a consolidated basis as of the end of and for such fiscal year in accordance with GAAP and accompanied by a narrative report containing management’s discussion and analysis of the financial position and financial performance for such fiscal year in reasonable form and detail;

(b) within forty-five (45) days after the end of each fiscal quarter of the Issuer, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above (collectively or individually, as the context requires, the “Financial Statements”), a certificate of a Financial Officer in substantially the form of Exhibit C (i) certifying, in the case of the Financial Statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the Financial Statements accompanying such certificate; (iv) containing any update to the most recent Projections delivered to the Holders; and (v) management data with respect to the number and a list of studios re-opened from COVID-19 related closures;

(d) as soon as available, but in any event no later than sixty (60) days after the end of each fiscal year of the Issuer, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Issuer for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Required Holders;

(e) as soon as available, but in any event no later than thirty (30) days after the end of each month, (i) a monthly management report, in form and substance substantially consistent with such reports delivered to the Holders prior to the Effective Date, (ii) the back-up management data, including, without limitation, a list of open franchises and sold franchises, member data and visit data, and (iii) management data with respect to the number and a list of studios re-opened from COVID-19 related closures;

(f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Issuer or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange (other than periodic non-material administrative certifications provided to any national securities exchange electronically), as the case may be;

(g) promptly following any request therefor, such other information regarding the operations, changes in ownership of Equity Interests, business affairs, operations and financial condition, in each case, of the Issuer or any Subsidiary, as the Required Holders may reasonably request;

(h) promptly after any request therefor by any Holder, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Issuer or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Issuer or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Issuer or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Issuer or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i) promptly after any change in the corporate structure of the Issuer and its Subsidiaries, the Issuer will notify the Holders thereof; and

(j) promptly following any request therefor, information and documentation reasonably requested by the Holder for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation.

Following the registration of the Issuer’s Common Stock with the SEC under the Securities Exchange Act of 1934, as amended, documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR) or (ii) on which such documents are posted on the Issuer’s behalf on an Internet or intranet website, if any, to which each Holder has access; provided that: (A) upon written request by any Holder, the Issuer shall deliver paper copies of such documents to such Holder until a written request to cease delivering paper copies is given by such Holder and (B) the Issuer shall notify each Holder (by email) of the posting of any such documents and provide to the Holders by electronic mail versions (i.e., soft copies) of such documents.

SECTION 5.02 Existence. The Issuer will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.

SECTION 5.03 Payment of Obligations. The Issuer will pay or discharge all material liabilities and obligations, including U.S. federal and state and all non-U.S. income Taxes and all other material U.S. federal, state and local and all material non-U.S. Taxes, before the same shall become delinquent or in default (subject to any notice and cure period), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Issuer has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.04 Indebtedness. The Issuer will not, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and set forth in Schedule 5.04 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof;

(c) Indebtedness of the Issuer to any wholly-owned Subsidiary and of any wholly-owned Subsidiary to the Issuer or any other wholly-owned Subsidiary;

(d) Guarantees by the Issuer of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Issuer or any other Subsidiary, provided that the Indebtedness so Guaranteed is permitted by this Section 5.04;

(e) Indebtedness of the Issuer or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that the aggregate principal amount of Indebtedness permitted by this clause (c) together with any Refinancing Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $2,875,000 at any time outstanding;

(f) Refinancing Indebtedness with respect to Indebtedness described in clause (b), (e), and (i);

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability, unemployment insurance or other employee benefits or social security laws or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of Issuer or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary or Indebtedness of any person that is assumed by any Subsidiary in connection with a merger or acquisition of assets by such Subsidiary after the date hereof; provided that such Indebtedness exists at the time such Person becomes a Subsidiary (or is so merged or such assets are acquired) and is not created in contemplation of or in connection with such Person becoming a Subsidiary (or such merger or such assets being acquired);

(j) (x) Earn-outs (including Earn-outs existing prior to the Effective Date as set forth on Schedule 5.04) incurred in connection with Acquisitions and (y) unsecured Indebtedness subject to the Subordination Agreement or subordinated to the Obligations on terms reasonably acceptable to the Required Holders incurred in connection with Acquisitions;

(k) the incurrence by Issuer or any Subsidiary of Swap Obligations;

(l) the incurrence by the Issuer or any of its Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Issuer or any of its Subsidiaries pursuant to such a, in any case incurred in connection with the disposition of any business, assets or Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Issuer or any Subsidiary thereof in connection with such disposition;

(m) the incurrence by the Issuer or any of its Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, or in connection with any automated clearing house transfer of funds; provided, however, that such Indebtedness is extinguished within 10 days of its incurrence;

(n) Indebtedness arising in connection with customary cash management services and from the honoring by a bank or financial institution of a check, draft or similar instrument drawn against insufficient funds, in each case in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days after its incurrence;

(o) customer deposits and advance payments received by the Issuer or any Subsidiary in the ordinary course of business from customers for goods or services purchased in the ordinary course of business;

(p) Indebtedness representing deferred compensation, stock-based compensation or retirement benefits to employees of the Issuer or any Subsidiary incurred in the ordinary course of business;

(q) Indebtedness (including guarantees, bonding, documentary or stand-by letters of credit, short term loans, foreign currency facilities, credit card facilities or any other facility or accommodation used for the effective cash management and/or day to day operation of the business of the Issuer’s and its Subsidiaries) used as part of the ordinary operation of the business of the Issuer which is intraday, or, if not intraday, only to the extent it involves Funded Indebtedness up to $5,750,000 in aggregate for the Issuer at any time;

(r) [reserved];

(s) Indebtedness of the Issuer and Subsidiaries not otherwise described in this Section 5.04 in an aggregate amount at any time outstanding not in excess of $5,750,000;

(t) Indebtedness under the First Lien Credit Agreement and any Refinancing Indebtedness thereof; provided that the aggregate amount outstanding of all such Indebtedness incurred pursuant to this clause (q) shall not exceed $55,000,000; and

(u) Indebtedness under the Second Lien Credit Agreement in an aggregate principal amount not to exceed $125,000,000, plus accrual of any interest thereon that is paid in kind.

For purposes of determining compliance with this Section 5.04, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, the Issuer, in its reasonable discretion, shall classify, and from time to time may reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

SECTION 5.05 Liens. The Issuer will not, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Note Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Issuer or any Subsidiary existing on the date hereof and set forth in Schedule 5.05; provided that (i) such Lien shall not apply to any other property or asset of the Issuer or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens on fixed or capital assets acquired, constructed or improved by the Issuer or any Subsidiary; provided that (i) such Liens secure Indebtedness permitted by clause (c) of Section 5.04, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (iii) such Liens shall not apply to any other property or assets of the Issuer or any Subsidiary;

(e) any Lien existing on any asset prior to the acquisition thereof by the Issuer or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary (or of any Person not previously a Subsidiary that is merged or consolidated with or into a Subsidiary in a transaction permitted hereunder) after the Effective Date prior to the time such Person becomes a Subsidiary (or is so merged or consolidated, including pursuant to an Acquisition); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary (or such merger or consolidation), (ii) such Lien shall not apply to any other asset of the Issuer or any Subsidiary (other than, in the case of any such merger or consolidation, the assets of any Subsidiary without significant assets that was formed solely for the purpose of effecting such acquisition), and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary (or is so merged or consolidated) and extensions, renewals, replacements and refinancings thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced or, in the case of any such obligations constituting Indebtedness, that are permitted under Section 5.04(f) as Refinancing Indebtedness in respect thereof;

(f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code (or the foreign equivalent, as applicable) in effect in the relevant jurisdiction covering only the items being collected upon;

(g) Liens arising out of sale-leaseback transactions;

(h) Liens attaching to commodity trading accounts or brokerage accounts incurred in the ordinary course of business;

(i) Liens that are customary contractual liens (including rights of set-off and pledges) encumbering deposits and accounts and (A) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence of any Indebtedness, (B) relating to pooled deposit or sweep accounts of the Issuer or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred by the Issuer or any Subsidiary in the ordinary course of business or (C) relating to purchase orders and other agreements entered into with customers of the Issuer or any Subsidiary in the ordinary course of business;

(j) Liens solely on cash earnest money deposits or deposits in connection with indemnity obligations made by the Issuer or any Subsidiary in connection with any letter of intent or purchase agreement entered into in connection with any Acquisition;

(k) precautionary Uniform Commercial Code financing statements filed solely as a precautionary measure in connection with operating leases or consignment of goods;

(l) customary Liens securing any overdraft and related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds, all in favor of the provider of such services;

(m) Liens granted by a Subsidiary in favor of the Issuer or another Subsidiary in respect of Indebtedness owed by such Subsidiary;

(n) bankers’ liens and rights of setoff arising by operation of law and contractual rights of setoff or any contractual Liens or netting rights in favor of the relevant depository institutions in connection with any cash management services provided to the Issuer and its Subsidiaries;

(o) non-exclusive licenses or sublicenses (including the provision of software under an open source license) of intellectual property permitted by this Agreement (so long as any such Lien does not secure any Indebtedness) and do not interfere in any material respect with the rights and remedies of the Holders;

(p) contractual rights of setoff or any contractual Liens or netting rights, in each case in favor of swap counterparties;

(q) Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $5,750,000 at any time outstanding; and

(r) Liens securing Indebtedness permitted under Sections 5.04(t) and 5.04(u).

SECTION 5.06 Transactions with Affiliates.

(a) The Issuer will not, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions that (x) are in the ordinary course of business and (y) are at prices and on terms and conditions not less favorable to the Issuer or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Issuer and its Subsidiaries not involving any other Affiliate, (iii) any Indebtedness permitted under Section 5.04(c) or (d), (iv) payment of any dividend to equity holders of the Issuer permitted under Section 5.07, (v) the payment of reasonable fees to directors of the Issuer or any Subsidiary who are not employees of the Issuer or any Subsidiary, including equity compensation, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Issuer or its Subsidiaries in the ordinary course of business, (vi) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Issuer’s board of directors or (vii) as set forth on Schedule 5.06.

SECTION 5.07 Restricted Payments. The Issuer will not, nor will it permit any Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a) the Issuer and its Subsidiaries may declare and pay dividends with respect to its currently outstanding preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(b) wholly-owned Subsidiaries may declare and pay dividends or make other Restricted Payments ratably with respect to their Equity Interests;

(c) the Issuer may make dividends of up to $5,750,000 in the aggregate; and

(d) the Issuer and each Subsidiary may purchase common stock or common stock options of the Issuer from present or former directors, officers or employees of the Issuer or any Subsidiary upon the death, disability or termination of employment of such director, officer or employee; provided that the aggregate amount of payments made under this clause (d) shall not exceed $500,000 during any fiscal year of the Issuer.

SECTION 5.08 Amendment of Material Documents. The Issuer will not, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness or (b) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents in each case, to the extent any such amendment, modification or waiver would be adverse in any material respect to the Holders.

SECTION 5.09 Issuances of Equity Interests. The Issuer will not issue (whether by reclassification or otherwise) or re-issue (to the extent repurchased by the Issuer) any Equity Interests other than Common Stock of the Issuer or Equity Interests convertible into Common Stock of the Issuer (including, without limitation, grants to influencers that are exercisable upon the Common Stock being listed on a nationally recognized securities exchange in the United States) or (ii) increase the authorized number of shares of Common Stock. The Issuer will not permit any Subsidiary to issue any Equity Interests other than to the Issuer or any wholly owned Subsidiaries other than (x) directors’ qualifying shares and (y) shares of Equity Interests of any foreign Subsidiaries issued to foreign nationals as required by applicable law.

SECTION 5.10 Interpretation. For the avoidance of doubt, the covenants and agreements set forth in this Article V shall be interpreted so that, if any such covenants or agreement would permit the Issuer to take an action (or omit taking an action), but another covenant or agreement would prohibit or otherwise limit it, then such action (or omission) shall be deemed prohibited or limited.

ARTICLE VI

Conversion

SECTION 6.01 Optional Conversion. At any time while the Notes are outstanding, any Holder, in its sole discretion, may elect from time to time to convert all or any portion of its Notes into fully paid nonassessable Common Stock of the Issuer at the Conversion Rate; provided that in no event will the aggregate number of shares of Common Stock into which all outstanding Notes shall be convertible pursuant to this Section 6.01 exceed 20% of the shares of Common Stock of the Issuer (on a fully diluted basis (for the avoidance of doubt, excluding any Equity Interests reserved for issuance under any employee incentive plan)), and such number of shares of Common Stock to be issued upon conversion using this Conversion Rate pursuant to this Section 6.01 shall be reduced accordingly.

SECTION 6.02 Mandatory Conversion Upon Qualified Public Offering or Minimum Public Float.

(a) In the event that the Issuer consummates a Qualified Public Offering or has a Minimum Public Float while the Notes are outstanding, then the Notes shall automatically convert into Common Stock of the Issuer, or in the event the Issuer recapitalizes to a dual class common stock structure in connection with the Qualified Public Offering, into shares of the class of common stock offered to the public in connection with the Qualified Public Offering (the “IPO Common Stock”) immediately prior to the closing of such Qualified Public Offering (or on the first Trading Day following the date the Issuer has a Minimum Public Float).

(b) In connection with a Qualified Public Offering, the Notes shall convert into a number of shares of IPO Common Stock equal to (a) the greater of (1) 20% of the Equity Value of the Issuer (on a fully diluted basis) in the Qualified Public Offering and (2) 1.5 multiplied by the aggregate Original Issue Price, divided by (b) the initial offering price to the public of the IPO Common Stock; provided that such number of shares of IPO Common Stock shall not be less than 20% of the fully diluted shares of Common Stock prior to the issuance of any primary shares in the Qualified Public Offering (using the treasury method, based upon gross proceeds in the Qualified Public Offering but excluding, for the avoidance of doubt, any Equity Interests reserved for issuance under any employee incentive plan). For example, if the “pre-money” (i.e., prior to taking into account any funds to be raised in the Qualified Public Offering) Equity Value of the Issuer in the Qualified Public Offering is $1 billion, then the Notes will be converted into $200 million in shares of IPO Common Stock at the price of the IPO Common Stock in the Qualified Public Offering, and if the Issuer sells $100 million of primary shares in the Qualified Public Offering, such IPO Common Stock issued upon conversion of the Note will represent 18% of the Company’s IPO Common Stock immediately following the Qualified Public Offering.

(c) In connection with the Issuer achieving the Minimum Public Float, the Notes shall convert into a number of shares of IPO Common Stock equal to (a) the greater of (1) 20% of the Equity Value of the Issuer (on a fully diluted basis) based on the average Last Report Sale Price over the previous 30 consecutive Trading Days and (2) 1.5 multiplied by the aggregate Original Issue Price, divided by (b) the average Last Report Sale Price over the previous 30 consecutive Trading Days; provided that such number of shares of IPO Common Stock shall not be less than 20% of the fully diluted shares of Common Stock (using the treasury method, based upon gross proceeds in the Qualified Public Offering but excluding, for the avoidance of doubt, any Equity Interests reserved for issuance under any employee incentive plan). For example, if the Equity Value of the Issuer in the Qualified Public Offering is $1 billion, then the Notes will be converted into $200 million in shares of IPO Common Stock at the price equal to the average Last Report Sale Price over the previous 30 consecutive Trading Days.

SECTION 6.03 Conversion Procedure.

(a) If this Note is to be automatically converted pursuant to Section 6.02, the Issuer shall deliver written notice to the Holders specifying the applicable number of Conversion Shares to be issued, the Equity Value of the Issuer, the date on which such conversion is expected to occur and calling upon the Holders to surrender to the Issuer, in the manner and place so designated, the Notes. Such notice shall be delivered at least five (5) Business Days prior to the expected date of conversion and no more than 60 days prior to the expected date of conversion. A conversion pursuant to Section 6.01 may be effected by the Holder upon the surrender to the Issuer at the principal office of the Issuer of the Note, duly endorsed or assigned to the Issuer or in blank, accompanied by notice to the Issuer that the Holder elects to convert the Original Issue Price of the indebtedness evidenced by such Note or, if less than the entire Original Issue Price of the Note is to be converted, the portion thereof to be converted, and specifying the name or names in which the Holder wishes the certificate or certificates for the Common Stock to be issued. In case such notice shall specify a name or names other than that of the Holder, such notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in such name or names. Other than such Taxes, the Issuer will pay any and all issue and other Taxes (other than Taxes based on income) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of a Note. No payment or adjustment shall be made upon any conversion of a Note on account of any dividends or other distributions payable on the Conversion Shares; provided, however, that the Holder shall be entitled to receive the full amount of any dividends or other distributions declared with respect to the Conversion Shares (i) with respect to a conversion pursuant to Section 6.01 with a record date on or after the effective date of such conversion or (ii) with respect to a conversion pursuant to Section 6.02, on or after the date the Issuer delivers notice of such conversion. A Holder’s notice to convert with respect to any optional conversion under Section 6.01 may be subject to one or more conditions, including agreement upon in the calculation of Equity Value pursuant to clauses (b) and (c) below (any such condition, the “Holder’s Equity Value Condition”).

(b) In the case of an optional conversion pursuant to Section 6.01, the board of directors of the Issuer shall provide to Holder, as promptly as practicable following Holder’s delivery of a conversion notice, the good faith determination of the board of directors of the Issuer’s Equity Value.

(c) If the Holder disagrees with such determination of the Equity Value delivered pursuant to Section 6.03(b):

(i) The Holder shall have the right to respond to the Issuer’s board of directors with the Holder’s determination of the Issuer’s Equity Value. If the board of directors of the Issuer agrees to the Holder’s proposed Equity Value, then the Holder’s Equity Value Condition shall be deemed satisfied on the date of such agreement.

(ii) If such board of directors of the Issuer in good faith rejects the Holder’s proposed Equity Value pursuant to Section 6.03(c)(i), then the Issuer’s board of directors and the applicable Holder shall mutually select a financial adviser or appraiser of national standing and reputation to act as an independent valuation expert (the “Valuation Expert”) within five (5) Business Days of such rejection.

(iii) The Valuation Expert shall establish reasonable procedures for allowing both the Issuer and the Holder to submit evidence of the Equity Value such party deems appropriate. The Issuer shall direct the Valuation Expert to deliver the Valuation Expert’s full written report with respect to its conclusions of Equity Value as soon as reasonably practicable to the Issuer and to the Holder, but in any event within thirty (30) days following its appointment. The Valuation Expert’s determination of Equity Value shall be final and binding on the Issuer and the Holder, absent manifest error, and the Holder may elect to convert its Notes pursuant to Section 6.01 based on such Equity Value or rescind its conversion notice. The fees and expenses of the Valuation Expert shall be borne equally by the Issuer and such Holder.

(d) The Holder’s election to convert the Notes pursuant to Section 6.01(a) shall be subject to the Holder’s right to revoke such election at its sole discretion (i) if the Issuer revokes its election to prepay the Notes pursuant to Section 2.11 or (ii) following the Valuation Expert’s determination of the Equity Value pursuant to Section 6.03(c)(iii).

(e) As promptly as practicable, and in any event within five (5) Business Days after (x) in the case of a conversion pursuant to Section 6.01, the surrender of a Note and the receipt of such notice relating thereto and, if applicable, payment of all transfer taxes (or the demonstration to the satisfaction of the Issuer that such taxes have been paid), or (y) in the case of a conversion pursuant to Section 6.02, the consummation of the Qualified Public Offering or achieving the Minimum Public Float, the Issuer shall deliver or cause to be delivered, either by personal delivery or by certified or registered mail or by a recognized overnight courier service, in any such case, properly insured, to the Holder in accordance with the written instructions of the Holder (i) certificates representing the number of Conversion Shares to which the Holder shall be entitled, and (ii) if after giving effect to such conversion, any principal amount remains outstanding under such Note, a new Note, for the balance of the principal amount that remains outstanding. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of such Note so that the rights of the Holder (as a noteholder) with respect to the principal amount being converted shall cease, and the person or persons entitled to receive the Conversion Shares issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of such day. All accrued but unpaid interest through the Business Day immediately preceding the date of such conversion with respect to the principal amount of the indebtedness evidenced by this Note being converted shall be deemed to be paid in full upon conversion.

(f) No fractional shares shall be issued upon conversion of a Note. In lieu of the Issuer issuing any fractional shares to any Holder upon the conversion of a Note, the Issuer shall pay to such Holder an amount in cash at the time of delivery of the certificate or certificates evidencing the Conversion Shares equal to the product obtained by multiplying the applicable per share price of the Conversion Shares by the fraction of a share not issued pursuant to this Section 6.03(f). All Notes delivered for conversion by a Holder on the same conversion date shall be aggregated for purposes of determining the number of Conversion Shares to be delivered pursuant to this Section 6.03(f).

SECTION 6.04 Reservation of Stock Issuable Upon Conversion. Within 30 days of the Effective Date, the Issuer shall reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of this Note into such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of the Notes; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the entire outstanding amount of this Note, without limitation of such other remedies as shall be available to the Holders, the Issuer will use its best efforts to take such corporate action as may, in the opinion of counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

SECTION 6.05 Shareholder Rights Plans. If the Issuer adopts a shareholder rights plan, then upon conversion of the Notes, in addition to the shares of Common Stock, if any, Holders will receive the rights under the rights plan, unless prior to any conversion, the shareholder rights plan expires or terminates or the rights have separated from the shares of Common Stock in accordance with such rights plan.

SECTION 6.06 Certain Covenants.

(a) The Issuer shall cause all shares of Common Stock issued or delivered upon conversion of Notes to be duly authorized, fully paid and non-assessable, free of restrictions on transfer and free from all taxes, liens and charges with respect to the issue thereof.

(b) If, in the reasonable judgment of the Issuer, any shares of Common Stock to be issued or delivered upon conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued or delivered upon conversion, the Issuer shall, to the extent then permitted by the rules and interpretations of the SEC, effect such registration or obtain such approval, as the case may be.

(c) If at any time the Common Stock shall be listed on any U.S. national securities exchange or automated quotation system the Issuer will list and maintain the listing, so long as Common Stock shall be so listed on such exchange or automated quotation system, all of the Common Stock issuable upon conversion of the Notes.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default and Remedies. If any of the following events (“Events of Default”) shall occur, the Issuer will furnish to each Holder prompt (but in any event within any time period that may be specified in this Section 7.01) written notice of the occurrence of any Default or Event of Default, accompanied by a statement of a Financial Officer or other executive officer of the Issuer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto:

(a) the Issuer shall fail to pay any principal of any Note or Prepayment Premium when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise, including upon the occurrence of a Liquidity Event;

(b) the Issuer shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) default by the Issuer in the delivery when due of all cash and any Conversion Shares or other consideration payable upon prepayment or conversion with respect to the Notes, which default continues for a period of three (3) Business Days;

(d) any representation or warranty made or deemed made by or on behalf of the Issuer or any Subsidiary in this Agreement or any other Note Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Note Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (it being understood and agreed that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects);

(e) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.04-507, or Section 6.06;

(f) the Issuer shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b), (c) or (e)), or any other Note Document and such failure shall continue unremedied for a period of (i) 10 days after the earlier of the Issuer’s knowledge of such breach or notice thereof from any Holder to the Issuer if such breach relates to terms or provisions of Section 5.01 of this Agreement or (ii) 30 days after the earlier of the Issuer’s knowledge of such breach or notice thereof from the any Holder if such breach relates to terms or provisions of any other Section of this Agreement;

(g) [reserved];

(h) (i) failure to make any payment (beyond the applicable grace or notice period, if any) owing in respect of indebtedness for money borrowed (other than the First Lien Obligations) by the Issuer (whether such indebtedness now exists or shall hereafter be created), in an aggregate outstanding principal amount in excess of $5,750,000, or any event or condition occurs that results in such indebtedness becoming due and payable prior to its scheduled maturity; provided that this clause (h) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness or (ii) any event of default (which event of default shall not have been cured or waived within any applicable grace period) shall occur under the terms of the First Lien Credit Agreement or any other Loan Document (as defined in the First Lien Credit Agreement) (or any document governing any Refinancing Indebtedness thereof), the effect of which results in (x) the acceleration of all or a portion of the First Lien Obligations or declaration that all such First Lien Obligations are due and payable prior to the applicable stated maturity, (y) demand for repayment and (z) termination of any outstanding commitments thereunder;

(i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect the Issuer or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, receiver-manager, trustee, custodian, sequestrator, conservator or similar official for the Issuer or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(j) the Issuer shall (i) voluntarily appoint an administrator or commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 7.01(i), (iii) apply for or consent to the appointment of an administrator, receiver, receiver-manager, trustee, custodian, sequestrator, conservator or similar official for the Issuer or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any board of director action for the purpose of effecting any of the foregoing;

(k) the Issuer shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due; or

(l) one or more judgments for the payment of money in an aggregate amount in excess of $5,750,000 in excess of insurance coverage therefor (as provided by an underwriter acceptable to Required Holders, where such underwriter has admitted coverage in writing, and such insurance coverage otherwise fully complies in all respects with this Agreement) shall be rendered against the Issuer, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of twenty (20) consecutive Business Days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Issuer or any Subsidiary to enforce any such judgment or the Issuer or any Subsidiary shall fail within twenty (20) Business Days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal and being appropriately contested in good faith by proper proceedings diligently pursued;

then, and in every such event (other than an event with respect to the Issuer described in Section 7.01(i) or (j)), and at any time thereafter during the continuance of such event, the Required Holders may, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately and (ii) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer; and in the case of any event with respect to the Issuer described in Section 7.01(i) or (j), the Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon and all fees and other obligations of the Issuer accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer. Upon the occurrence and during the continuance of an Event of Default, the Required Holders may increase the rate of interest applicable to the Notes and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Holders under the Note Documents or at law or equity.

It is understood and agreed that if the Notes are accelerated or otherwise become due prior to the Maturity Date, including without limitation as a result of any Event of Default set forth in clause (i) or (j) of Section 7.01 (including the acceleration of claims by operation of law), the Prepayment Premium that would have been payable if the Notes were optionally prepaid pursuant to Section 2.11(a) on such date of acceleration will also automatically be due and payable and shall constitute part of the Obligations with respect to the Notes, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any such Prepayment Premium payable shall be presumed to be the liquidated damages sustained by each Holder as the result of the early prepayment and each of the Holders agrees that it is reasonable under the circumstances currently existing. The Issuer expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing amounts in connection with any such acceleration, any rescission of such acceleration or the commencement of any proceeding under the Debtor Relief Laws. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay such Prepayment Premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay such Prepayment Premium to Holders as herein described is a material inducement to Holders to enter into this Agreement.

ARTICLE VIII

Representation and Warranties of the Holders

Each Holder, acting severally and not jointly, represents and warrants to the Issuer as of the Effective Date that the following are true, correct and complete:

SECTION 8.01 Authorization; Enforceability. The execution, delivery and performance by such Holder of this Agreement and the other Note Documents to which such Holder is a party, including the purchase of the Notes hereunder, are within such Holder’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Note Document to which such Holder is a party has been duly executed and delivered by such Holder and constitutes a legal, valid and binding obligation of such Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 8.02 Governmental Approvals; No Conflicts. The execution, delivery and performance by such Holder of this Agreement and the other Note Documents to which such Holder is a party (a) do not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any requirement of law applicable to such Holder, (c) will not violate the organizational documents of such Holder, or (d) will not violate or result in a default under any indenture, agreement or other instrument binding upon such Holder or the assets of such Holder, or give rise to a right thereunder to require any payment to be made by such Holder, in the case of clause (a), (b) and (d), except as could not reasonably be expected to result in a material adverse change to such Holder.

SECTION 8.03 Investment. Such Holder:

(a) is, and was at the time it was offered the Notes, either (i) a Qualified Institutional Buyer or (ii) an Institutional Accredited Investor;

(b) is acquiring the Notes for its own account, not as a nominee or agent, for investment purposes only and not with a view to any distribution or sale there thereof, and such Holder has no present intention of selling or otherwise distributing the same;

(c) neither it, nor any of its officers, directors, employees, agents, holders of capital stock or partners has either directly or indirectly, including through a broker or finder (i) engaged in any general solicitation, or (ii) published any advertisement in connection with the offer and sale of the Notes;

(d) (i) understands that it must bear the economic risk of an investment in the Notes for an indefinite period of time because, among other reasons, the Notes have not been, and will not be, registered under the Securities Act and the Notes are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and (ii) agrees that all or any part of the Notes may not be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws;

(e) understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Holder) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

(f) understands that the Notes are being offered and issued in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and the Issuer is relying in part upon the truth and accuracy of, and such Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of such Holder to acquire the Notes;

(g) (i) has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes and has so evaluated the merits and risks of such investment; (ii) has made its own independent due diligence investigation, review, and analysis regarding the Issuer and the transactions contemplated hereby, including the terms and conditions of the Notes and other matters pertaining to an investment in the Issuer, which investigation, review, and analysis were conducted by it with expert advisors, including legal counsel, that it has engaged for such purpose; (iii) has had an opportunity to meet with certain officers of the Issuer and employees to discuss the business of the Issuer and review the information that it has requested in connection with the investigation of the Issuer as it has considered necessary to make a decision to acquire the Notes; and (iv) can afford to bear the economic risk of its investment in the Notes for an indefinite period of time, is able to bear such risk and is able to afford a complete loss of such investment; not thereafter removed prior to the date hereof; and

(h) acknowledges that the Issuer shall not have any liability of any kind in respect of any brokerage or finders’ fees, agents’ commissions or other similar payment to any broker, finder, agent or like party retained by or on behalf of it.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(i) if to the Issuer, at:

236 California Street

El Segundo, California 90277

Attention: Chris Payne

Email: cpayne@f45hq.com

With a copy to:

30 Alma Street

Paddington, NSW 2021

Attention: Eliot Capner, Chief Operating Officer and

                 General Counsel

Email: ecapner@f45training.com

(ii) if to any Holder (unless otherwise provided in writing to the Borrower), at:

c/o Kennedy Lewis Investment Management LLC

80	Broad Street

New York, NY 10004

Attn: Darren Richman

Email: darren.richman@klimllc.com

With a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park, New York, NY 10036

Attention: Dan Fisher and Frederick Lee

Email: dfisher@akingump.com and flee@akingump.com

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) sent by email shall be deemed to have been given upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b) Any party hereto may change its address, facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02 Waivers; Amendments.

(a) No failure or delay by any Holder in exercising any right or power hereunder or under any other Note Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Holders hereunder and under any other Note Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Note Document or consent to any departure by the Issuer therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b) Subject to Section 2.14(c) and Section 9.02(c) below, neither this Agreement nor any other Note Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Issuer and the Required Holders (unless otherwise expressly provided), (ii) in the case of any other Note Document, pursuant to an agreement or agreements in writing entered into by the Required Holders and the Issuer, or (iii) in the case of any ambiguity, omission, mistake or defect in this Agreement or any other Note Document, the Required Holders and the Issuer may amend this Agreement or such Note Document to cure such ambiguity, omission, mistake or defect without the consent of any other party; provided that no such agreement shall (A) increase the Commitment of any Holder without the written consent of such Holder, (B) reduce or forgive the principal amount of any Note or reduce the rate of interest thereon (subject to

Section 2.13(c)), or reduce or forgive any interest or fees payable hereunder (subject to Section 2.13(c)), without the written consent of each Holder directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any Note, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Holder directly affected thereby, (D) change Section 2.18(b) or (d) in a manner that would alter the manner in which payments are shared, without the written consent of each Holder, (E) change any of the provisions of this Section or the definition of “Required Holders” or any other provision of any Note Document specifying the number or percentage of Holders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Holder directly affected thereby, (F) change Section 2.20, without the consent of each Holder, (G) [reserved], or (H) permit the Issuer to assign its obligations under the Note Documents.

(c) [Reserved]

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Holder” or “each Holder affected thereby,” the consent of the Required Holders is obtained, but the consent of other necessary Holders is not obtained (any such Holder whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Holder”), then the Issuer may elect to replace a Non-Consenting Holder as a Holder party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Issuer shall agree, as of such date, to purchase for cash the Notes and other Obligations due to the Non-Consenting Holder and to become a Holder for all purposes under this Agreement and to assume all obligations of the Non-Consenting Holder to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Issuer shall pay to such Non-Consenting Holder in same day funds on the day of such replacement all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Holder by the Issuer hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Holder under Sections 2.15 and 2.17.

SECTION 9.03 Expenses; Indemnity; Damage Waiver.

(a) The Issuer shall pay all (i) reasonable and documented out-of-pocket expenses incurred by the Holders and their Affiliates, including the reasonable fees, charges and disbursements of a single counsel for the Holders, in connection with the preparation and administration of the Note Documents and any amendments, modifications or waivers of the provisions of the Note Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) out-of-pocket expenses incurred by any Holder, including the fees, charges and disbursements of any counsel, professionals and other advisors for any Holder, in connection with the enforcement, collection or protection of its rights in connection with the Note Documents, including its rights under this Section, or in connection with the Notes issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes. Subject to the provisions of this Agreement, out-of-pocket expenses being reimbursed by the Issuer under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A)	appraisals and insurance reviews;

(B)	background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Required Holders; and

(C)	upon the occurrence and during the continuance of an Event of Default, sums paid or incurred to take any action required of the Issuer under the Note Documents that the Issuer fails to pay or take.

(b) The Issuer shall indemnify each Holder, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental Taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution, negotiation, delivery or ongoing administration of the Note Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Note or the use of the proceeds therefrom, (iii) the failure of the Issuer to deliver to the Holders the required receipts or other required documentary evidence with respect to a payment made by the Issuer for Taxes pursuant to Section 2.17, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Issuer or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) [Reserved].

(d) To the extent permitted by applicable law, the Issuer shall not assert, and the Issuer hereby waives, any claim against any Indemnitee, (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Note Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Note or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve the Issuer of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable not later than thirty (30) days after written demand therefor.

SECTION 9.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Holder (and any attempted assignment or transfer by the Issuer without such consent shall be null and void) and (ii) no Holder may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Holder may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Notes at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Issuer, provided that the Issuer shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to such Holder within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Issuer shall be required for an assignment to a Holder, an Affiliate of a Holder, an Approved Fund or, if an Event of Default has occurred and is continuing, any other permitted assignee.

(ii)	Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to a Holder or an Affiliate of a Holder or an Approved Fund or an assignment of the entire remaining amount of the assigning Holder’s Commitment or Notes, the amount of the Commitment or Notes of the assigning Holder subject to each such assignment shall not be less than $1,000,000 unless the Issuer shall otherwise consent, provided that no such consent of the Issuer shall be required if an Event of Default has occurred and is continuing;

(B)	each partial assignment shall be made as an assignment of a proportionate part of all the assigning Holder’s rights and obligations under this Agreement; and

(C)	the assignee, if it shall not be a Holder, shall designate to the Issuer one or more contacts to whom all notices hereunder shall be provided.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Holder, (b) an Affiliate of a Holder or (c) an entity or an Affiliate of an entity that administers or manages a Holder.

“Ineligible Institution” means (a) a natural person, (b) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Notes or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (c) any Person who is a bona fide direct competitor or a financial sponsor that directly or indirectly owns a direct competitor identified in writing by the Issuer to the Holders prior to the Effective Date, as such list may be updated from time to time thereafter, and, in each case, any Affiliate of any such person that is readily identifiable solely on the basis of such Affiliate’s name or the name of such Affiliate’s parent; provided, that to the extent Persons are identified as Ineligible Institutions pursuant to this clause (c) after the Effective Date, the inclusion of such Persons as an Ineligible Institution shall not retroactively apply to disqualify such Persons with respect to amounts previously acquired pursuant to prior assignments or participations (or with respect to assignments for which assignment agreements have been executed and prior to the trade date).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date of any assignment, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of a Holder under this Agreement, and the assigning Holder thereunder shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of the assigning Holder’s rights and obligations under this Agreement, such Holder shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.17 and 9.03). Any assignment or transfer by a Holder of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Holder of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Issuer shall maintain at one of its offices a register for the recordation of the names and addresses of the Holders, and the Commitment of, and Original Issue Price of the Notes and PIK Interest thereon owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Issuer and the Holders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Holder hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Holder, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of any notice assignment from any Holder and ay written consent to such assignment required by paragraph (b) of this Section, the Issuer shall record the information contained therein in the Register; provided that if either the assigning Holder or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.18(d), the Issuer shall have no obligation to record the assignment in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Holder may, without the consent of the Issuer, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Holder’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Notes owing to it); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged; (ii) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Issuer and the other Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement. For the avoidance of doubt, the Issuer is not responsible to Participants for indemnity payments pursuant to Section 9.03(b). Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.15 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating

Holder and the information and documentation required under Section 2.17(g) will be delivered to the Issuer)) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17 with respect to any participation than its participating Holder would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Holder that sells a participation agrees, at the Issuer’s request and expense, to use reasonable efforts to cooperate with the Issuer to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Holder, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as an agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other obligations under this Agreement or any other Note Document (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Notes or its other obligations under this Agreement or any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Note or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Any Holder may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Holder, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Holder from any of its obligations hereunder or substitute any such pledgee or assignee for such Holder as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Issuer in the Note Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Note Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Note Documents and the making of any Notes, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Holder may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, the expiration or termination of the Commitments or the termination of this Agreement or any other Note Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Note Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Holders and when the Holders shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement or any other Note Documents and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act (or foreign equivalent laws, as applicable).

SECTION 9.07 Severability. Any provision of any Note Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Holder and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Holder or Affiliate to or for the credit or the account of the Issuer against any of and all the Obligations held by such Holder, irrespective of whether or not such Holder shall have made any demand under the Note Documents and although such obligations may be unmatured. The applicable Holder shall notify the Issuer of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Holder under this Section are in addition to other rights and remedies (including other rights of setoff) which such Holder may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Note Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York.

(b) The Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York in any action or proceeding arising out of or relating to any Note Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Note Document shall affect any right that any Holder may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Document against the Issuer or its properties in the courts of any jurisdiction.

(c) The Issuer hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Note Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Note Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. Each of the Holders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Note Document or any suit, action or proceeding relating to this Agreement or any other Note Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Issuer and its obligations, (g) with the consent of the Issuer or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Holder on a non-confidential basis from a source other than the Issuer. For the purposes of this Section, “Information” means all information received from or on behalf of the Issuer or any Subsidiary relating to the Issuer or any Subsidiary, other than any such information that is available to any Holder on a non-confidential basis prior to disclosure by the Issuer and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Issuer after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH HOLDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE ISSUER AND ITS RELATED PARTIES OR ITS SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13 Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Holders hereunder are several and not joint and the failure of any Holder to purchase any Note or perform any of its obligations hereunder shall not relieve any other Holder from any of its obligations hereunder. Each Holder hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Notes provided for herein. Anything contained in this Agreement to the contrary notwithstanding, no Holder shall be obligated to extend credit to the Issuer in violation of any Requirement of Law.

SECTION 9.14 USA PATRIOT Act. Each Holder that is subject to the requirements of the USA PATRIOT Act hereby notifies the Issuer that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Issuer, which information includes the name and address of the Issuer and other information that will allow such Holder to identify the Issuer in accordance with the USA PATRIOT Act.

SECTION 9.15 [Reserved].

SECTION 9.16 [Reserved].

SECTION 9.17 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts which are treated as interest on such Note under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Holder holding such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Holder in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Holder.

SECTION 9.18 No Fiduciary Duty, etc. The Issuer acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that no Holder will have any obligations except those obligations expressly set forth herein and in the other Note Documents and each Holder is acting solely in the capacity of an arm’s length contractual counterparty to the Issuer with respect to the Note Documents and the transaction contemplated therein and not as a financial advisor or a fiduciary to, or an agent of, the Issuer or any other person. The Issuer agrees that it will not assert any claim against any Holder based on an alleged breach of fiduciary duty by such Holder in connection with this Agreement and the transactions contemplated hereby. Additionally, the Issuer acknowledges and agrees that no Holder is advising the Issuer as to any legal, Tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Issuer shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Holders shall have no responsibility or liability to the Issuer with respect thereto.

The Issuer further acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Holder, together with its affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Holder may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including loans and other obligations) of, the Issuer and other companies with which the Issuer may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Holder or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

In addition, the Issuer acknowledges and agrees, and acknowledges its subsidiaries’ understanding, that each Holder and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Issuer may have conflicting interests regarding the transactions described herein and otherwise. No Holder will use confidential information obtained from the Issuer by virtue of the transactions contemplated by the Note Documents or its other relationships with the Issuer in connection with the performance by such Holder of services for other companies, and no Holder will furnish any such information to other companies. The Issuer also acknowledges that no Holder has any obligation to use in connection with the transactions contemplated by the Note Documents, or to furnish to the Issuer, confidential information obtained from other companies.

SECTION 9.19 Subordination. The Notes and the Obligations hereunder are and shall at all times be wholly subordinated and junior in right of payment, priority and performance to the Issuer’s or any of its Subsidiaries’ obligations under the First Lien Credit Agreement (and any replacement or refinancing thereof). The Notes shall contain any legend that is required by the Subordination Agreement.

SECTION 9.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Note Document may be subject to the Write-down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

ISSUER:

F45 TRAINING HOLDINGS INC.

By:	/s/ Adam Gilchrist
Name:	Adam Gilchrist
Title:	Chief Executive Officer

HOLDERS:

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND LP
By its general partner, Kennedy Lewis GP LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

KENNEDY LEWIS CAPITAL PARTNERS MASTER FUND LP
By its general partner, Kennedy Lewis GP II LLC

By:	/s/ Anthony Pasqua
Name:	Anthony Pasqua
Title:	Authorized Signatory

BARDIN HILL OPPORTUNISTIC CREDIT MASTER (ECI) FUND LP HCN LP HALCYON EVERSOURCE CREDIT LLC HDMI FUND II LLC, BY: BARDIN HILL INVESTMENT PARTNERS LP, AS INVESTMENT MANAGER

By:	/s/ John Freese and Suzanne McDermott
Name:	John Freese and Suzanne McDermott
Title:	Authorized Signatory

COMMITMENT SCHEDULE

Holder	Commitment
Kennedy Lewis Capital Partners Master Fund LP	$16,010,320.46
Kennedy Lewis Capital Partners Master Fund II LP	$61,996,032.69
Bardin Hill Opportunistic Credit Master (ECI) Fund LP	$14,823,468.44
HCN LP	$3,998,927.35
Halcyon Eversource Credit LLC	$1,743,179.57
HDML Fund II LLC	$1,428,071.49
Total	$100,000,000.00

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